Exhibit 99.1

Press Release

AVERY DENNISON NAMES GREGORY S. LOVINS AS
SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

GLENDALE, CA – July 11, 2017 – Avery Dennison Corporation (NYSE:AVY) today announced the appointment of Gregory S. Lovins to senior vice president and chief financial officer, effective immediately.

Mr. Lovins, 45, will be responsible for leading financial operations across Avery Dennison, and will also oversee the company’s information technology group.

Mr. Lovins has served as the company’s vice president and interim chief financial officer since March 2017 and has also been the company’s treasurer since August 2016. He has more than 20 years of experience with Avery Dennison, having served in various positions of increasing responsibility across the company, including global finance leadership for what is now the Label and Graphic Materials segment.

“Greg is a seasoned finance executive and an excellent leader, and the Board of Directors and I are delighted to have him as our CFO,” said Mitch Butier, president and CEO, Avery Dennison. “He brings with him extensive financial expertise and business acumen, and he will play a vital role in continuing to position our business for long-term success.”

“I am thrilled with this opportunity that comes at an exciting time for Avery Dennison,” said Lovins. “I look forward to working with the entire team to continue building on our strong  foundation and achieving our long-term strategic and financial objectives.”

Mr. Lovins earned an MBA from the Weatherhead School of Management at Case Western Reserve University and a BS in Finance from Miami University.

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About Avery Dennison

Avery Dennison (NYSE: AVY) is a global leader in pressure-sensitive and functional materials, and labeling solutions for the retail apparel market. The company’s applications and technologies are an integral part of products used in every major industry. With operations in more than 50 countries and more than 25,000 employees worldwide, Avery Dennison serves customers in the consumer packaging, graphical display, logistics, apparel, industrial and healthcare industries. Headquartered in Glendale, California, the company reported sales of $6.1 billion in 2016. Learn more at www.averydennison.com.

Avery Dennison Media Contact

Rob Six +1 626 304-2361

rob.six@averydennison.com

Avery Dennison Investor Relations

Garrett Gabel +1 626 304-2399

investorcom@averydennison.com